Rand Logistics, Inc.

RAND LOGISTICS REPORTS SECOND QUARTER FISCAL YEAR 2013 FINANCIAL RESULTS

Operating Income Plus Depreciation and Amortization for the Quarter Increased by 4.3% Year-Over-Year,     Up 13.4% on a Year-To-Date Basis

New York, NY – November 7, 2012 - Rand Logistics, Inc. (Nasdaq: RLOG) (“Rand”) today announced financial and operational results for its fiscal year 2013 second quarter ended September 30, 2012.

Three Months Ended September 30, 2012 Financial Highlights
Versus Three Months Ended September 30, 2011

•           Marine freight revenue (excluding fuel and other surcharges, and outside charter revenue) increased by $3.8 million, or 11.0%, to $39.0 million from $35.2 million. This increase was attributable to contractual price increases and a shift in customer and commodity mix, somewhat offset by a weaker Canadian dollar and  sub optimal capacity utilization due to reduced salt carriage attributable to an abnormally dry winter in the Great Lakes region.
•           Total revenue increased $2.2 million, or 4.5%, to $50.6 million from $48.4 million. This increase was muted in part due to reduced fuel surcharges.
•           Tons hauled by our operated vessels increased 3.4% despite our Sailing Days decreasing 5 days from 1,190 to 1,185.
•           Marine freight revenue per Sailing Day increased by $3,395, or 11.5%, to $32,945 per Sailing Day compared to $29,550 per Sailing Day.
•           Vessel operating expenses increased by $0.7 million, or 2.3%, to $32.0 million from $31.3 million. This increase was attributable to an additional vessel acquired in the prior fiscal year, offset in part by lower fuel prices, a reduction in Sailing Days due to vessel-incident related repairs, bulker layups due to the shortage in the grain market and the weaker Canadian dollar.
•           Total revenue (excluding outside voyage charter revenue) less vessel operating expenses and repairs and maintenance, on a per-Sailing Day basis increased by 8.6%. Operating income decreased by $0.2 million, or 2.0%, to $9.9 million compared to $10.1 million.
•           Operating income plus depreciation and amortization increased by $0.6 million, or 4.3%, to $14.7 million from $14.1 million.

Six Months Ended September 30, 2012 Financial Highlights
Versus Six Months Ended September 30, 2011

•           Marine freight revenue (excluding fuel and other surcharges, and outside charter revenue) increased by $9.5 million, or 14.4%, to $75.4 million from $65.9 million. Total Sailing Days in the six month period were 2,359 compared to 2,255 in the prior year and a theoretical maximum of 2,745. Tons hauled by our operated vessels increased by 10.4%
•           Marine freight revenue per Sailing Day increased by $2,744, or 9.4%, to $31,949 compared to $29,205 per Sailing Day.
•           Total revenue (excluding outside voyage charter revenue) less vessel operating expenses and repairs and maintenance, on a per-Sailing Day basis increased by 8.6%.  Operating income increased by $1.6 million, or 9.7%, to $17.5 million compared to $15.9 million.
•           Operating income plus depreciation and amortization increased by $3.2 million, or 13.4%, to $27.0 million from $23.8 million.

Management Comments

Scott Bravener, President of Lower Lakes, stated, “Overall, we are satisfied with our second quarter fiscal year 2013 results. Demand for our services throughout the second quarter was firm. Our vessel margin per day increased by approximately 8.6% and on a comparable quarter basis is at an all time high. However, our results were negatively affected by the previously disclosed impact of a mechanical issue associated with one of our vessels, and the delay in introducing our new articulated tug barge, the Ashtabula, into service.  We estimate that the vessel margin loss from these two events reduced our year-to-date profitability by approximately $3.9 million, of which $2.2 million was incurred in the second quarter. With the exception of these two events, our fleet on the whole has met our expectations thus far in the 2012 sailing season.”

“We continue to be enthusiastic about the highly strategic nature of the five vessels that we acquired during 2011 and remain confident that our fleet and customer network cannot be replicated at a value approximating our cost basis.  We expect that the Ashtabula, which went into service at the end of October, will both augment our river-class market position, and also allow us to increase our presence in the mid-class segment of the U.S. market, which is an area that we have not participated in historically.”

Laurence S. Levy, Chairman and CEO of Rand, commented, “Our year-to-date operating income plus depreciation and amortization continues to benefit from increased scheduling efficiencies due to the growth of our fleet. We have good visibility for the remainder of the 2012 sailing season and will be operating our entire fleet well into December.  Additionally, we are likely to have several vessels operating into January 2013. We have recently secured several pieces of new business, which are not only strategically important but continue to validate our customers’ continued confidence in the services that we provide. Based on recent new business wins and existing contracts in hand, we are fully booked for the 2013 sailing season. At the present time, we will not need to add capacity to our existing fleet or modify any of our existing vessels to accommodate the 2013 sailing season business that we have recently captured.  We continue to target key pieces of business that are well suited to our fleet, allow for future growth and will be accretive to our profitability.”

“We are also pleased to have amended our credit facility in the second quarter, which, among other things, reduced our contractual amortization payments over the next several years and provides us with greater discretionary free cash flow.”

Rand Logistics, Inc.
Summary Statements of Operations (Unaudited)
(U.S. Dollars 000's except for Shares and Per Share data)

	Three months ended September 30,		Six months ended September 30,
	2012	2011	2012	2011
Revenue
Freight and related revenue	$39,040	$35,164	$75,367	$65,858
Fuel and other surcharges	11,107	12,840	23,582	24,172
Outside voyage charter revenue	424	392	1,234	702
	50,571	48,396	100,183	90,732
Expenses
Outside voyage charter fees	423	390	1,245	697
Vessel operating expenses	31,986	31,255	65,143	59,831
Repairs and maintenance	270	206	657	1,032
General and administrative	3,175	2,453	6,145	5,429
Depreciation and amortization of drydock costs and intangibles	4,824	4,006	9,517	7,873
Gain on foreign exchange	(18)	(36)	(14)	(67)
	40,660	38,274	82,693	74,795
Operating Income	9,911	10,122	17,490	15,937

Net income applicable to common stockholders	$2,100	$5,784	$4,437	$8,453
Net income per share – basic	$0.12	$0.38	$0.25	$0.56
Net income per share – diluted	$0.12	$0.37	$0.25	$0.56

Management will host a conference call to discuss the results at 8:30 a.m. ET on Thursday, November 8, 2012. Interested parties may participate in the conference call by dialing 877-218-9317 (706-758-6006 for international callers), Conference ID# 50527158. Please dial in 10 minutes before the call is scheduled to begin.

A telephonic replay of the conference call may be accessed approximately two hours after the completion of the call through January 8, 2013. Dial 855-859-2056 (404-537-3406 for international callers), Conference ID# 50527158, to access the phone replay.

The conference call will be webcast simultaneously on the Rand Logistics, Inc. website at www.randlogisticsinc.com/presentations.html.  The webcast replay will be archived for 12 months.

Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand's Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on June 8, 2012.

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of four conventional bulk carriers and twelve self-unloading bulk carriers including four tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Coasting Trade Act – which reserves domestic waterborne commerce to Canadian registered and crewed vessels that operate between Canadian ports.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Rand Logistics, Inc.		Lesley Snyder
Laurence S. Levy, Chairman & CEO		(212) 863-9413
Edward Levy, President		LSnyder@randlogisticsinc.com
(212) 644-3450

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Rand Logistics, Inc.
Consolidated Statements of Operations (Unaudited)
(U.S. Dollars 000's except for Shares and Per Share data)

	Three months ended	Three months ended	Six months ended	Six months ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
REVENUE
Freight and related revenue	$39,040	$35,164	$75,367	$65,858
Fuel and other surcharges	11,107	12,840	23,582	24,172
Outside voyage charter revenue	424	392	1,234	702
TOTAL REVENUE	50,571	48,396	100,183	90,732

EXPENSES
Outside voyage charter fees	423	390	1,245	697
Vessel operating expenses	31,986	31,255	65,143	59,831
Repairs and maintenance	270	206	657	1,032
General and administrative	3,175	2,453	6,145	5,429
Depreciation	3,623	2,942	7,111	5,733
Amortization of drydock costs	873	732	1,752	1,471
Amortization of intangibles	328	332	654	669
Gain on foreign exchange	(18)	(36)	(14)	(67)
	40,660	38,274	82,693	74,795
OPERATING INCOME	9,911	10,122	17,490	15,937

OTHER (INCOME) AND EXPENSES
Interest expense	2,236	2,439	4,940	4,440
Interest income	(2)	(1)	(6)	(2)
Gain on interest rate swap contracts	(272)	(46)	(542)	(91)
Loss on extinguishment of debt	3,339	-	3,339	-
	5,301	2,392	7,731	4,347

INCOME BEFORE INCOME TAXES	4,610	7,730	9,759	11,590
PROVISION FOR INCOME TAXES
Current	-	265	-	322
Deferred	1,728	987	3,782	1,461
	1,728	1,252	3,782	1,783
NET INCOME BEFORE PREFERRED STOCK DIVIDENDS	2,882	6,478	5,977	9,807
PREFERRED STOCK DIVIDENDS	782	694	1,540	1,354
NET INCOME APPLICABLE TO COMMON STOCKHOLDERS	$2,100	$5,784	$4,437	$8,453

Net income per share basic	$0.12	$0.38	$0.25	$0.56
Net income per share diluted	$0.12	$0.37	$0.25	$0.56
Weighted average shares basic	17,724,389	15,142,066	17,722,242	15,001,283
Weighted average shares diluted	17,724,389	17,651,640	17,722,242	17,521,668

Rand Logistics, Inc.
Consolidated Balance Sheets (Unaudited)
 (U.S. Dollars 000's except for Shares and Per Share data)

	September 30,	March 31,
	2012	2012
ASSETS
CURRENT
Cash and cash equivalents	$5,709	$5,563
Accounts receivable	24,525	5,343
Prepaid expenses and other current assets	7,415	6,510
Deferred income taxes	286	284
Total current assets	37,935	17,700

PROPERTY AND EQUIPMENT, NET	216,749	200,862
LOAN TO EMPLOYEE	250	250
OTHER ASSETS	1,153	1,528
DEFERRED INCOME TAXES	-	1,318
DEFERRED DRYDOCK COSTS, NET	10,615	9,879
INTANGIBLE ASSETS, NET	13,734	16,101
GOODWILL	10,193	10,193

Total assets	$290,629	$257,831

LIABILITIES
CURRENT
Bank indebtedness	$12,103	$-
Accounts payable	17,704	19,301
Accrued liabilities	19,949	18,175
Interest rate swap contracts	549	1,088
Income taxes payable	23	76
Deferred income taxes	483	418
Current portion of deferred payment liability	431	431
Current portion of long-term debt	3,674	9,686
Total current liabilities	54,916	49,175
LONG-TERM PORTION OF DEFERRED PAYMENT LIABILITY	1,851	2,063
LONG-TERM DEBT	143,271	123,915
OTHER LIABILITIES	242	242
DEFERRED INCOME TAXES	5,681	3,091

Total liabilities	205,961	178,486

STOCKHOLDERS' EQUITY
Preferred stock, $.0001 par value,	14,900	14,900
Authorized 1,000,000 shares, Issued and outstanding 300,000 shares
Common stock, $.0001 par value,	1	1
Authorized 50,000,000 shares, Issuable and outstanding 17,726,847 shares
Additional paid-in capital	88,288	87,853
Accumulated deficit	(20,912)	(25,349)
Accumulated other comprehensive income	2,391	1,940

Total stockholders’ equity	84,668	79,345

Total liabilities and stockholders’ equity	$290,629	$257,831

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